Exhibit 99.4

NEUROCRINE BIOSCIENCES, INC.

2025 EQUITY INCENTIVE PLAN

RSU AWARD GRANT NOTICE

Neurocrine Biosciences, Inc. (the “Company”) has granted to you (“Participant”) a restricted stock unit award for the number of restricted stock units (“RSUs”) set forth below (the “RSU Award”) under the Neurocrine Biosciences, Inc. 2025 Equity Incentive Plan (the “Plan”). The RSU Award is subject to all of the terms and conditions set forth in this RSU Award Grant Notice (the “Grant Notice”), the RSU Award Agreement (the “Agreement”) and the Plan, all of which are available by logging into your E*TRADE account and which are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Agreement or the Plan will have the meanings set forth in the Agreement or the Plan, as applicable.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:

Vesting Schedule:	Subject to Section 3 of the Agreement, the RSU Award will vest as follows: [________].

Issuance Schedule:	One share of Common Stock will be issued for each RSU which vests at the time set forth in Section 4 of the Agreement.

Participant Acknowledgements: By your electronic acceptance of the RSU Award via your E*TRADE account, you understand and agree that:

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The RSU Award is governed by this Grant Notice, the Agreement and the Plan, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

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Copies of this Grant Notice, the Agreement, the Plan and the Prospectus are available via your E*TRADE account and may be viewed and printed by you. You consent to receive this Grant Notice, the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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You have read and are familiar with the provisions of this Grant Notice, the Agreement, the Plan and the Prospectus. In the event of any conflict between the provisions in this Grant Notice, the Agreement or the Prospectus and the provisions of the Plan, the provisions of the Plan will control.

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As of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the RSU Award and supersede all prior oral and written agreements, promises and/or representations regarding the RSU Award, with the exception of any written employment, offer letter, severance or other agreement, or any written severance plan or policy, in each case that specifies the terms that should govern the RSU Award.

NEUROCRINE BIOSCIENCES, INC.

2025 EQUITY INCENTIVE PLAN

RSU AWARD AGREEMENT

Pursuant to the accompanying RSU Award Grant Notice (the “Grant Notice”) and this RSU Award Agreement (the “Agreement”), Neurocrine Biosciences, Inc. (the “Company”) has granted you a restricted stock unit award under the Neurocrine Biosciences, Inc. 2025 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (“RSUs”) set forth in the Grant Notice (the “RSU Award”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan will have the meanings set forth in the Grant Notice or the Plan, as applicable.

The general terms and conditions applicable to your RSU Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Transaction on your RSU Award;

(b) Section 9(f) of the Plan regarding the Company’s and any Affiliate’s (if applicable) retained rights to terminate your Continuous Service notwithstanding the grant of your RSU Award; and

(c) Section 8(c) of the Plan regarding the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions in this Agreement or the Grant Notice and the provisions of the Plan, the provisions of the Plan will control.

2. GRANT OF THE RSU AWARD. The RSU Award represents your right to be issued on a future date a number of shares of Common Stock that is equal to the number of RSUs set forth in the Grant Notice, as adjusted to reflect any Capitalization Adjustment, subject to your satisfaction of the vesting conditions set forth in the Grant Notice and this Agreement. Any additional RSUs that become subject to your RSU Award pursuant to any Capitalization Adjustment will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other RSUs covered by your RSU Award. Your RSU Award was granted in consideration of your services to the Company or an Affiliate.

3. VESTING.

(a) Subject to the limitations contained in this Agreement, your RSU Award will vest in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, except as otherwise explicitly provided in the Plan (in connection with a Transaction or certain terminations of Continuous Service following such Transaction) or this Agreement. Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any RSUs subject to your RSU Award that have not vested as of the date of such termination and you will have no further right, title or interest in such RSUs or the shares of Common Stock to be issued in respect of such RSUs.

(b) If you are an Employee or Director, in each case as of the date of termination of your Continuous Service, then in the event of a termination of your Continuous Service due to your death or Disability, your RSU Award will become vested, as of the date of such termination, in accordance with the vesting schedule set forth in the Grant Notice as if you had provided an additional six months of Continuous Service as of the date of such termination.

(c) If you are a Director as of the date of a Transaction, then in the event of a Transaction during your Continuous Service, your RSU Award will become fully vested as of the date of such Transaction.

4. DATE OF ISSUANCE.

(a) The issuance of any shares of Common Stock in respect of your RSU Award is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation (as defined in Section 6 of this Agreement), if any, in the event one or more RSUs subject to your RSU Award vests, the Company will issue to you one share of Common Stock for each RSU (subject to any adjustment under Section 7 below, and subject to any different provisions in the Grant Notice) that vests on the applicable vesting date(s) or on a later date as determined by the Company but in no event later than the Issuance Deadline (as defined below).

(b) In addition, the following provisions will apply to the extent applicable at a vesting date, unless otherwise determined by the Company. If:

(i) the applicable vesting date does not occur (x) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s Trading Policy, or (y) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”) or under such other Company policy permitting or requiring the sale), and

(ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the applicable vesting date, (x) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares of Common Stock otherwise due to you under your RSU Award, (y) not to permit you to enter into a “same day sale” commitment with a broker-dealer in order to satisfy the Withholding Obligation (including but not limited to a commitment under a 10b5-1 Arrangement), and (z) not to permit you to pay the Withholding Obligation in cash or by withholding from other compensation due to you, then the shares of Common Stock that would otherwise be issued to you on the applicable vesting date will not be delivered on such applicable vesting date and will instead be delivered on the first business day when you are not prohibited from selling shares of Common Stock in the open public market or on such other date determined by the Company, but in no event later than the Issuance Deadline.

The “Issuance Deadline” means (a) December 31 of the calendar year in which the applicable vesting date occurs (that is, the last day of your taxable year in which the applicable vesting date occurs), or, (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable as a result of the applicable vesting date under your RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

5. TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

6. WITHHOLDING OBLIGATIONS.

(a) As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company or an Affiliate (as applicable). Additionally, the Company or an Affiliate (as applicable) may, in its sole discretion, satisfy all or any portion of the Withholding Obligation by any of the following means or by a combination of such means: (i) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); (ii) permitting or requiring you to enter into a

“same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select as the agent (the “Agent”) whereby you irrevocably elect to sell a portion of the shares to be issued in connection with your RSU Award to satisfy the Withholding Obligation and all applicable fees and commissions due to or required to be collected by the Agent and whereby the Agent irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates, including a commitment pursuant to a mandatory policy of the Company or previously established Company-approved 10b5-1 Arrangement (a “Sell to Cover” arrangement); (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you upon settlement of your RSU Award with a value equal to the amount of such Withholding Obligation or such other amount as may be permitted while still avoiding classification of your RSU Award as a liability for financial accounting purposes, and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or Compensation Committee; and/or (iv) any other method of withholding determined by the Company, provided such method is compliant with applicable law and the Plan.

(b) The Company and/or an Affiliate (as applicable) may withhold or account for the Withholding Obligation by considering statutory or other withholding rates, including maximum rates applicable in your jurisdiction(s). Maximum tax rates are based on the applicable rates in your jurisdiction, including your share of payroll or similar taxes, as provided in tax law, regulations, or the tax authority’s administrative practices, not to exceed the highest rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to you. If the Withholding Obligation is satisfied by withholding a number of shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Withholding Obligation. If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or Affiliate (as applicable) (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, you may seek a refund from the local tax authorities. You must pay to the Company and/or the Affiliate any amount of the Withholding Obligation that the Company and/or the Affiliate may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.

(c) Unless the Withholding Obligation is satisfied, the Company will have no obligation to issue to you any shares of Common Stock in respect of your RSU Award. In the event the Withholding Obligation arises prior to the issuance to you of any shares of Common Stock or it is determined after such issuance that the amount of the Withholding Obligation was greater than the amount actually withheld by the Company (or an Affiliate, if applicable), you agree to indemnify and hold the Company (and Affiliate, if applicable) harmless from any failure to withhold the proper amount.

7. DIVIDENDS. You will receive no dividends or dividend equivalents with respect to your RSU Award; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are issued to you in connection with your RSU Award after such shares have been issued to you.

8. TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9. NO LIABILITY FOR TAXES. As a condition to accepting your RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of your RSU Award and have either done so or knowingly and voluntarily declined to do so.

10. SEVERABILITY. If any part of this Agreement, the Grant Notice or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement, the Grant Notice or the Plan not declared to be unlawful or invalid. Any Section of this Agreement, the Grant Notice or the Plan (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

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